 Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-290637-01

**PRICING DETAILS** $998mm Mercedes-Benz Auto Receivables Trust 2026-1 (MBART 2026-1) Prime Auto Loan ABS

Joint Bookrunners: MUFG (str), BNP, Mizuho
Co-Managers: BBVA, Santander

-CAPITAL STRUCTURE-
CLS	AMT($mm)	WAL	S/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	PX
A-1	358.000	0.27	<RETAINED>
A-2A	265.000	1.06	AAA/AAA	7-19	12/27	01/29	I-CURV	+36	4.168	4.13	99.99775
A-2B	189.000	1.06	AAA/AAA	7-19	12/27	01/29	SOFR30a	+36			100.00000
A-3	454.000	2.30	AAA/AAA	19-40	09/29	10/30	I-CURV	+41	4.410	4.36	99.97822
A-4	89.870	3.59	AAA/AAA	40-45	02/30	10/32	I-CURV	+47	4.521	4.47	99.97031

-TRANSACTION DETAILS-
BBG Ticker : MBART 2026-1
Offered Size : $998mm
Format : SEC Registered
Exp. Ratings : S&P / Fitch
ERISA : Yes
Risk Retention : US RR = Yes, EU RR = No
Min Denoms : $1k x $1k
Pxing Speed : 1.30% ABS to 5% Call
A2-A4 EOD : Sequential
Expected Pricing : PRICED
Expected Settle : 5/20/2026
First Pay Date : 6/15/2026
B&D : MUFG

-ATTACHMENTS-
Preliminary Prospectus, FWP, Intex CDI (attached), Netroadshow
Intex Deal Name : mitmbart_2026-1_upsize
Intex Passcode : 4VK6
Deal Roadshow : www.netroadshow.com
Passcode : MBART20261 (not case-sensitive)
SSAP : MBART261

- CUSIPS -
A2A : 58769MAB6
A2B : 58769MAC4
A3 : 58769MAD2
A4 : 58769MAE0

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.